Exhibit 23.4

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the use in this Registration Statement on Form S-4 of Resolute Energy Corporation (the "Registration Statement") of the name Netherland, Sewell & Associates, Inc.; to the incorporation by reference of our audit dated January 24, 2017, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation; and to the references of our audits of Resolute Energy Corporation's proved natural gas and oil reserves estimates as of December 31, 2016; December 31, 2015; and December 31, 2014.  We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading "Experts".

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

May 22, 2017

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